Exhibit 4.1
AMENDMENT NO. 6
TO
REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 6 dated as of June 12, 2007 (this "Amendment"), relating to the Loan Agreement referenced below, is by and among PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (the "Borrower"), the Lenders from time to time parties thereto, and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as agent for the Lenders (in such capacity, the "Agent"). Terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Loan Agreement (defined below).

W I T N E S S E T H

WHEREAS, a credit facility has been previously extended to the Borrower pursuant to the terms of that certain Revolving Credit, Term Loan and Security Agreement dated as of December 22, 2000, as amended (as such may be amended, restated, supplemented and/or modified from time to time, the "Loan Agreement") among the Borrower, the Lenders identified therein, and the Agent;

WHEREAS, the Borrower has requested that certain provisions of the Loan Agreement be amended; and

WHEREAS, the parties have agreed to amend the Loan Agreement as set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Amendments. The Loan Agreement is amended as set forth below:

(a)     New definitions of “Acquisition”, “Merger Agreement”, “Nuvotec”, “Overadvance Amount” and “PEcoS” are added to Section 1.2 in correct alphabetical order:

“ “Acquisition” shall mean the acquisition of Nuvotec and PEcoS by Borrower pursuant to the Acquisition Agreement and the subsequent merger of Nuvotec into PESI Transitory, Inc., a Washington corporation whose sole equity owner is Borrower, with Nuvotec being the survivor pursuant to the terms of the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of 4/27, 2007 by and among Nuvotec, PEcoS, Borrower and PESI Transitory, Inc.

“Nuvotec” shall mean Nuvotec USA, Inc., a Washington corporation. Subsequent to the effectiveness of the Merger Agreement Nuvotec will change its name to Perma-Fix Northwest, Inc.

“Overadvance Amount” shall mean $2,000,000, less $83,300 on the fifteenth (15th) day of each month commencing with July 15, 2007 but reducing to $0 upon the end of the Term.

“PEcoS” shall mean Pacific Ecosolutions, Inc., a Washington corporation.”

(b)     The definition of “Guarantor” is Section 1.2 is amended to read as follows:

“ “Guarantor” shall mean each Subsidiary of Borrower (other than Nuvotec) and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” mean collectively all such Persons.”

(c)     Section 2.2(a)(y) is amended to read as follows:

“(y) an amount up to the sum (without duplication) of (i) up to 85% of Commercial Receivables aged 60 days or less from invoice date, (ii) up to 85% of Commercial Broker Receivables aged up to 90 days from the due date, up to 120 days from invoice date, (iii) up to 85% of Acceptable Government Agency Receivables aged 60 days or less from the due date, up to 150 days from invoice date, (iv) up to 50% of Acceptable Unbilled Amounts aged 60 days (the foregoing applicable percentages being referred to as the “Advance Rates”) subject, in each case, to clause (b) of the definition of “Eligible Receivables”, (v) Amortizing Availability and (vi) Overadvance Amount minus (vii) such reserves as Agent may reasonably deem proper and necessary from time to time. The amount determined pursuant to this Section 2.2(a)(y) at any time and from time to time shall be referred to as the “Formula Amount.” For purposes of this Section 2.2, reserves shall include all L/C Obligations from time to time outstanding.”

(d)     Section 7.1 is amended to read as follows:

“7.1 Merger, Consolidation Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it, except with the express written consent of Agent and (i) among Credit Parties, (ii) as may be permitted under Section 7.4, provided, however, that any such merger, consolidation, reorganization, acquisition of stock or assets hall be (A) for a person in the same line of business; (B) subsequent to delivering pro-forma and projected compliance for the current and immediately preceding fiscal quarter in compliance with the terms of this agreement based upon financial statements prepared by an independent auditor reasonably acceptable to Agent and in form and substance satisfactory to Agent; (C) at such time $2,500,000 in excess availability exists under the Revolving Credit Limited in compliance with the terms of this Agreement after giving effect to any such transaction at Closing and after payment of any and all fees related thereto; and (D) that any cash applied therefore shall be subtracted from the Investment Basket, or (iii) pursuant to the Acquisition Agreement.”

(e)      Section 7.3 is amended to read as follows:

“7.3 Guarantees. Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders except (a) as disclosed on Schedule 7.3; (b) the endorsement of checks in the ordinary course of business; (c) guarantees of any Credit Party for another Credit Party; and (d) the guaranty in favor of KeyBank National Association for the obligations of Nuvotec (Perma-Fix Northwest, Inc.) to KeyBank National Association.”

2.    Amendment Fee. The Borrower agrees to pay the Agent an amendment fee of $20,000.

3.     Representations and Warranties. The Borrower hereby represents and warrants in connection herewith that as of the date hereof (after giving effect hereto) (i) the representations and warranties set forth in Article V of the Loan Agreement are true and correct in all material respects (except those which expressly relate to an earlier date), and (ii) no Default or Event of Default has occurred and is continuing under the Loan Agreement.

4.    Acknowledgments, Affirmations and Agreements. The Borrower (i) acknowledges and consents to all of the terms and conditions of this Amendment and (ii) affirms all of its obligations under the Loan Agreement and the Other Documents.

5.     Loan Agreement. Except as expressly modified hereby, all of the terms and provisions of the Loan Agreement remain in full force and effect.

6.    Expenses. The Borrower agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of the Agent’s legal counsel.

7.    Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

8. Governing Law. This Amendment shall be deemed to be a contract under, and shall for all purposes be construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	PERMA-FIX ENVIRONMENTAL SERVICES, INC.,
a Delaware corporation

By: /s/ Steven Baughman
Name: Steven Baughman
Title: Vice President

LENDERS:	PNC BANK, NATIONAL ASSOCIATION,
in its capacity as Agent and as Lender

By: /s/Alex M Council
Name: Alex M. Council
Title: Vice President

CONSENTED AND AGREED TO:

SCHREIBER, YONLEY AND ASSOCIATES, INC.
PERMA-FIX TREATMENT SERVICES, INC.
PERMA-FIX OF FLORIDA, INC.
PERMA-FIX OF MEMPHIS, INC.
PERMA-FIX OF DAYTON, INC.
PERMA-FIX OF FT. LAUDERDALE, INC.
PERMA-FIX OF ORLANDO, INC.
PERMA-FIX OF SOUTH GEORGIA, INC.
PERMA-FIX OF MICHIGAN, INC.
DIVERSIFIED SCIENTIFIC SERVICES, INC.
INDUSTRIAL WASTE MANAGEMENT, INC.
EAST TENNESSEE MATERIALS & ENERGY CORPORATION
PERMA-FIX OF MARYLAND, INC.
PERMA-FIX OF PITTSBURGH, INC.

By: /s/Steven Baughman
Name: Steve Baughman
Title: Vice President
of each of the foregoing entities